Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Empatan Public Limited Company of a Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Empatan Public Limited Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 6, 2022

/s/ Ophir Sternberg
Signature

Name: Ophir Sternberg